Exhibit 5.1

Michael Miller
Vice President — Law, Northwest Airlines Corporation

May 30, 2007

Northwest Airlines Corporation
2700 Lone Oak Parkway
Eagan, Minnesota 55121-1534

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President — Law of Northwest Airlines Corporation, a Delaware corporation (the “Company”). Reference is made to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) on May 30, 2007 relating to the registration of 21,333,248 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, that may be issued in connection with awards granted under the Northwest Airlines Corporation 2007 Stock Incentive Plan (the “Plan”).

I, together with other attorneys in the Law Department of the Company under my supervision, have examined the Plan, the Registration Statement and the exhibits proposed to be filed therewith.  We have also examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions set forth below.

In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

My opinion set forth in such paragraph is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution, and I do not express any opinion herein concerning any other laws.

Based on the foregoing, I am of the opinion that, upon the issuance and delivery of the Shares in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Michael Miller
Michael Miller
Vice President — Law